FORM 3
         U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________

                 WASHINGTON, D.C.  20549              |    OMB APPROVAL     |

                  INITIAL STATEMENT OF                |_____________________|

           BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|

                                                      |EXPIRES:             |

                                                      | SEPTEMBER 30, 1998  |

       Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |

         Securities Exchange Act of 1934,             |BURDEN HOURS         |

        Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |

          Holding Company Act of 1935                 |_____________________|

       or Section 30(f) of the Investment
              Company Act of 1940

 ___________________________________________________________________________
 1. Name and Address of Reporting Person

       Crichton                Robert                    W.
 ___________________________________________________________________________

        (Last)                 (First)                    (Middle)


            100 Tri-State Drive, Suite 200
 ___________________________________________________________________________


                                   (Street)

         Lincolnshire            IL                        60069

 ___________________________________________________________________________


        (City)                  (State)                    (Zip)


___________________________________________________________________________



 2. Date of Event Requiring Statement (Month/Day/Year)

     February 26, 1998

 ___________________________________________________________________________


 3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)


 ___________________________________________________________________________
 4. Issuer Name and Ticker or Trading Symbol


          Ivex Packaging Corporation/IXX
 ___________________________________________________________________________

 5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE) ( ) DIRECTOR

  (  ) 10% OWNER
  (X ) OFFICER (GIVE TITLE BELOW)

  (  ) OTHER (SPECIFY TITLE BELOW)
     Vice President and General Manager

 ___________________________________________________________________________
 6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


 ___________________________________________________________________________
 7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
    _X_FORM FILED BY ONE REPORTING PERSON

    ___FORM FILED BY MORE THAN ONE REPORTING PERSON


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 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________

 |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |

 |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL
 OWNERSHIP|
 |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)
 |
 |                    |   OWNED       |   OR INDIRECT|
 |
 |                    |   (INSTR. 4)  |   (I) (INSTR.|
 |
 |                    |               |   5)         |
 |
 |____________________|_______________|______________|_____________________
__|


 [TYPE ENTRIES HERE]





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 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

 ___________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)


       Stock Options (right to buy)
 ___________________________________________________________________________

2. Date Exercisable and Expiration Date (Month/Day/Year)
              Date Exercisable                     Expiration Date
          1.  (1)
1.  9/29/07
          2.  (2)                                     2.  2/25/08
 ___________________________________________________________________________

 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
                 Title                         Amount of Number of Shares

          1.  Common Stock                            1.
 7,500
          2.  Common Stock                            2. 10,000
 ___________________________________________________________________________


 4. Conversion or Exercise Price of Derivative Security


          1.  $16.00                2.  $22.50
 ___________________________________________________________________________



 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)


          1.  D                     2.
D
 ___________________________________________________________________________



 6. Nature of Indirect Beneficial Ownership (Instr. 5)


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    EXPLANATION OF RESPONSES:


      1.   These options vest in three equal annual installments beginning on 9/29/98.


      2. These options vest in three equal annual installments beginning on 2/26/99.








        /s/  Robert W. Crichton                         3/06/98

    **  SIGNATURE OF REPORTING PERSON                     DATE





 _____________________________


    **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL

        CRIMINAL VIOLATIONS.
        SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).


   NOTE:  FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY

   SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE


   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION

   CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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